Exhibit 5.1

50 West Liberty Street, Suite 750 Reno, Nevada 89501 Main 775.323.1601 Fax 775.348.7250	A Professional Law Corporation

January 24, 2025

The Board of Directors

Nano Nuclear Energy Inc.

10 Times Square, 30th Floor

New York, New York 10018

Re:	Nano Nuclear Energy Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Nevada counsel to Nano Nuclear Energy Inc., a Nevada corporation (the “Company”) with respect to the registration by the Company of an aggregate of up to 5,496,315 shares (“Shares”) of common stock, par value $0.001 (the “Common Stock”), up to 3,247,030 of which are reserved for issuance under the Company’s 2023 Stock Option Plan #1 (the “2023 Plan #1”), and up to 2,249,285 of which are reserved for issuance under the Company’s 2023 Stock Option Plan #2 (the “2023 Plan #2, together with the 2023 Plan #1, collectively, the “Plans”) on the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (“Securities Act”), as filed with the Securities and Exchange Commission (“SEC”).

As Nevada counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have made such examination as we have deemed necessary for the purpose of this opinion letter.  Based upon such examination, it is our opinion, that:

(a) the Shares that have been or may be issued under the Plans are duly authorized shares of the Company’s Common Stock; and

(b) when the Registration Statement has become effective under the Securities Act, and when the Shares issued, or Shares to be issued are sold against receipt of the consideration therefor in the manner described in the Plans, as applicable, the Common Stock so issued will be validly issued, fully paid and non-assessable.

The Board of Directors

Nano Nuclear Energy Inc.

January 24, 2025

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. In connection with this opinion letter, we have examined and relied on the representations and warranties as to factual matters in the Registration Statement. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion letter is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and we also consent to the reference of our name under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ PARSONS BEHLE & LATIMER
PARSONS BEHLE & LATIMER